Exhibit 99.1

Acrivon Reports Second Quarter 2026 Financial Results and Highlights Upcoming 2026 Clinical Data Catalysts

ACR-368 Phase 2b prespecified interim analysis and data from all-comer serous endometrial cancer (EC) treatment arms on track for second half of 2026

ACR-2316 Phase 1/2 trial in AP3-prioritized tumor types advancing in randomized dose expansion phase supported by a promising, favorable safety profile and durable single-agent clinical activity in several tumor types

Cash, cash equivalents, and marketable securities of $90.0 million as of June 30, 2026 expected to fund operations into fourth quarter of 2027

WATERTOWN, Massachusetts, August 12, 2026 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biotechnology company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 (Acrivon Predictive Precision Proteomics) platform deployed for rational drug design and predictive clinical development, today reported financial results for the second quarter ended June 30, 2026 and reviewed recent business highlights.

“As we look ahead to the second half of 2026, we remain excited about the continued rapid clinical advancement of our precision medicine pipeline,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president and co-founder of Acrivon. “For ACR-368, this includes the prespecified interim analysis of the registrational-intent, all-comer, serous endometrial cancer arms of the Phase 2b study. For ACR-2316, we have recently entered the randomized dose expansion stage in our Phase 1/2 study, supported by a favorable, differentiated safety profile and durable single-agent activity, including in heavily pretreated lung cancer subjects. Several subjects from the dose escalation phase now remain on treatment for more than one year.”

Recent Highlights

ACR-368

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Dosing continues in both all-comer serous EC arms (Arm 4 single agent and Arm 3 with ultra-low dose gemcitabine sensitization) in the registrational-intent Phase 2b study, across both US and European clinical sites.
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Two presentations at the American Association for Cancer Research (AACR) Annual Meeting highlighted data showing the underlying molecular mechanisms for potent synergies between ACR-368 and immune checkpoint inhibitors (ICIs) or Topoisomerase 1 (Topo 1) inhibitors identified by AP3. These findings support the potential for clinical combination studies with antibody-drug conjugates (ADCs) or ICIs.

ACR-2316

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ACR-2316 advanced into the randomized dose expansion stage of the Phase 1/2 study, supported by observed favorable safety profile and durable antitumor activity. The expansion phase is evaluating 120 mg and 160 mg doses, administered orally, once-daily (QD) utilizing a 3d on / 4d off weekly administration schedule.
•
Dose expansion phase will assess safety and activity in subjects with AP3-identified, molecularly-defined lung, endometrial, cervical, and esophago-gastric junction cancers.
•
Data presented at the AACR Annual Meeting uncovered the molecular underpinnings driving strong synergy and resulting in complete tumor regression with durable immune memory upon treatment with ACR-2316 and ICI, providing a mechanistic rationale for potential combinations with ICIs.
•
Oral podium and poster presentations at the AACR Drug Discovery and Development conference demonstrated how AP3 guided the design of ACR-2316 for optimal intracellular pathway effects, including sustained activation of CDK1, CDK2, and importantly also of PLK1, and quenching of the dominant resistance mechanisms to drive potent pro-apoptotic tumor cell death.

CDK11 Inhibitor Program

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Internally-discovered development candidate from company’s AP3-driven cell cycle program and several equally promising back-up lead compounds showing complete regression in preclinical in vivo AML models being advanced in Investigational New Drug (IND)-enabling studies.

Anticipated Upcoming Milestones

ACR-368 Ongoing Registrational Intent Phase 2b Study

•
A prespecified simultaneous interim analysis and data update from both all-comer (biopsy-independent) serous EC arms of the ACR-368 Phase 2b study in second half of 2026
•
Initiate Phase 3 confirmatory trial for ACR-368 in first half of 2027
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Based on interim data read-out, complete enrollment of the registrational intent all-comer (biopsy-independent) serous EC Arm 3 or Arm 4 by fourth quarter of 2026

Broader Pipeline

•
Submit IND filing to the FDA for CDK11 inhibitor development candidate in first half of 2027
•
Initiate additional AP3-driven drug discovery programs in 2026

Second Quarter 2026 Financial Results

Net loss for the quarter ended June 30, 2026 was $18.0 million compared to a net loss of $21.0 million for the same period in 2025.

Research and development expenses were $13.8 million for the quarter ended June 30, 2026 compared to $16.2 million for the same period in 2025. The difference is primarily driven by two milestones achieved for ACR-368 in 2025 which did not recur in 2026, as well as timing of the progression of other programs.

General and administrative expenses were $4.8 million for the quarter ended June 30, 2026, compared to $6.5 million for the same period in 2025. The difference was primarily due to a decrease in employee-related expenses, including stock-based compensation.

As of June 30, 2026, the company had cash, cash equivalents and investments of $90.0 million, which is expected to fund operating expenses and capital expenditure requirements into the fourth quarter of 2027.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 platform. The platform allows the company to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased manner, yielding terabytes of proprietary data and delivering rapid, actionable insights. The AP3 platform is comprised of a growing suite of powerful, internally-developed tools, including the AP3 Data Portal, converting multimodal data into structured data for generative AI analyses, the AP3 Kinase Substrate Relationship Predictor and the AP3 Interactome. These distinctive capabilities enable the company to go beyond the limitations of traditional drug discovery, as well as current AI-based target-centric drug discovery and rapidly design highly differentiated compounds with desirable pathway effects through intracellular protein network analyses and advance these agents into the clinic for streamlined development.

Acrivon is currently advancing its lead program, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial for EC. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as a monotherapy based on OncoSignature-predicted sensitivity in patients with EC. The FDA has granted a Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition to ACR-368, Acrivon is also leveraging its proprietary Generative AI-driven Phosphoproteomics AP3 platform for developing its co-crystallography-driven, internally discovered pipeline programs. These include ACR-2316, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity. The Phase 1/2 study of ACR-2316 is advancing in a randomized dose expansion phase. Initial data has shown a highly differentiated, favorable safety profile primarily limited to only transient, mechanism-based hematological adverse events, predominantly only neutropenia. Clinical activity has been observed across multiple tumor types, including SCLC, squamous NSCLC and lung adenocarcinoma, tumor types not shown sensitive to current single-agent WEE1 or PKMYT1 inhibitors. Durable clinical activity has been observed, with certain lung cancer subjects remaining on treatment more than one year.

In addition, the company is in early IND-enabling studies with several potential first-in-class development candidates targeting CDK11.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Acrivon intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, please visit www.acrivon.com.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com

Acrivon Therapeutics, Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$13,844	$16,182	$29,010	$31,596
General and administrative	4,824	6,467	9,560	12,715
Total operating expenses	18,668	22,649	38,570	44,311
Loss from operations	(18,668)	(22,649)	(38,570)	(44,311)
Other income (expense), net:
Interest income	860	1,730	1,849	3,726
Other expense, net	(156)	(87)	(285)	(101)
Total other income, net	704	1,643	1,564	3,625
Net loss	$(17,964)	$(21,006)	$(37,006)	$(40,686)
Net loss per share - basic and diluted	$(0.43)	$(0.55)	$(0.92)	$(1.06)
Weighted-average common stock outstanding - basic and diluted	41,841,887	38,461,619	40,291,956	38,406,339
Comprehensive loss:
Net loss	$(17,964)	$(21,006)	$(37,006)	$(40,686)
Other comprehensive loss:
Unrealized loss on available-for-sale investments, net of tax	(37)	(177)	(144)	(341)
Comprehensive loss	$(18,001)	$(21,183)	$(37,150)	$(41,027)

Acrivon Therapeutics, Inc. Condensed Consolidated Balance Sheets (unaudited, in thousands)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$41,417	$41,499
Investments	48,542	77,083
Other assets	9,133	11,135
Total assets	$99,092	$129,717
Liabilities and Stockholders' Equity
Liabilities	$12,427	$17,201
Stockholders' Equity	86,665	112,516
Total Liabilities and Stockholders' Equity	$99,092	$129,717